RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF NETWORK IMAGING CORPORATION

                  FIRST.    The  name  of  the  corporation  is  Network Imaging
Corporation.

                  SECOND. The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, 19901. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD.   The purpose  of  the  corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH. The corporation shall be authorized to issue two classes of stock to be designated respectively "Common" and "Preferred." The total number of shares of Common Stock which the corporation shall have authority to issue shall be Fifty Million (50,000,000), and the par value of each share of Common Stock shall be one one-hundredth of one cent ($.0001). The total number of shares of Preferred Stock that the corporation shall have authority to issue shall be Twenty Million (20,000,000), and the par value of each share of Preferred Stock shall be one one-hundredth of one cent ($.0001).

                  The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                           (a) The number of shares constituting that series and the distinctive designation of that series;

                           (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rates of priority, if any, of payment of dividends on shares of that series;

                           (c) Whether that series shall have voting rights, and, if so, the terms of such voting rights;

                           (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption,

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         including  the  date or  dates  upon  or  after  which  they  shall  be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                           (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rates of priority, if any, of payment of shares of that series; and

                           (h) Any other relative rights, preferences and limi-tations of that series.

                  FIFTH. In furtherance and not in limitation of the powers con-ferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

                  SIXTH. The corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation, in the manner set forth above, and all rights herein conferred are granted subject to this reservation.

                  SEVENTH. The Directors (including without limitation Directors having a control interest and Directors having no control interest in the corporation) shall be excused from liability to the fullest extent permitted by Delaware law. Without limiting the generality of the foregoing, to the fullest extent permitted by Delaware law, no Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director. If the General Corporation Law of Delaware authorizes, or is amended at any time to authorize, corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as amended.

                  No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a Director of the corporation existing at the time of, or immediately prior to, such repeal or modification, or with respect to any acts or omissions of such Director occurring prior to such repeal of modification.

                  EIGHTH. The incorporator is Robert M. Sterling, Jr., whose mailing address is 5733 Pecks Point Road, Easton, Maryland 21601.

                  I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that this Certificate of Incorporation is my act and deed and that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this ________ day of _______, 199__.



                                        ______________________________(SEAL)
                                        Robert M. Sterling, Jr.